Exhibit 10.10

May 3, 2001

Richard Lane

3010 Waterfront Court

Chattanooga, TN 37419

Dear Rick:

This letter is to confirm our job offer for Vice President of Sales and Marketing at Transport Corporation of America, Inc. We hope you enjoyed our interview process and that we were able to give you some insight as to what Transport America has to offer. Those who met with you felt strongly that you would be an asset to our organization.

Specifics of your employment package are as follows:

•

Base salary of $160,000 per year.

•

Bonus potential: up to 40% of base salary.

•

Twelve month severance for other than cause; with non-compete agreement

•

Vacation: 4 weeks (3 weeks in writing, plus one week at your discretion)

•

Car allowance: $750 per month (exclusive of insurance, fuel and maintenance)

•

7500 shares of company stock, pending shareholder approval of additional plan shares at 5/28/02 shareholder meeting. The exercise price of these options will be pegged to the market price on the date of the grant. The options will vest over four years at 25% per year on the anniversary date of the grant.

•

Relocation:

Expenses related to sale of current home

Moving of household goods to Minnesota

Closing costs on new home in Minnesota

Up to 6 months interim housing in Minnesota

A summary of our benefits package is enclosed. If you have any questions, please call Karen Vesovich at 800-345-0479.

Transport America has growth plans that will require the type of person and energy that we believe you possess. Success will be measured by production, performance, and perception, which equates to diligence and high energy. Rick, we are pleased to make this offer to you with the expectation you will become an integral member of our organization.

Sincerely,

Michael J. Paxton

President and CEO

Exhibit 10.10

March 28, 2002

Mr. Richard Lane

3010 Waterfront Court

Chattanooga, TN 37419

Re:  Addendum to Employment Letter dated May 3, 2001 [prepared and intended to be dated May 3, 2002] (the “Employment Letter”)

Dear Richard:

This addendum will confirm our mutual agreement and understanding regarding the addition of certain protective covenants to your Employment Letter with Transport Corporation of America, Inc. (“Transport America”) as of the above date and specification of the terms of the non-compete agreement referenced in the Employment Letter. All other terms and conditions of the Employment Letter shall remain in full force and effect except to the extent specifically modified by this addendum. In consideration of Transport America agreeing to enter into and provide you the benefits of a Change of Control Severance Agreement dated as of the above date, and to specify the terms of the non-compete agreement referenced in the Employment Letter, you agree to the following terms of this addendum:

1.

Definitions.  For purposes of this addendum, the terms listed below shall have the following meanings:

a.

“Confidential Information” shall mean any information that is not generally known by Transport America’s competitors or the general public. Subject to the foregoing, Confidential Information includes, but is not limited to, data of any type that was created by you in the course of your employment by Transport America; data or conclusions or opinions formed by you in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the core business of Transport America; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or customer specific information; supplier names; employee names and personnel  information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that were created or used by you in the course of employment with Transport America. Confidential Information does not include information that you can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public, (2) became generally available to the public through no act or failure to act by you, or (3) relates to a business or service not provided by Transport America on or before the date of your termination.

Exhibit 10.10

b.

“Competing business” shall mean any person or entity that competes, or is preparing to compete directly, with (1) the hauling of freight or trucking business, or (2) any of the products or services developed or sold by Transport America on or before the date of your termination.

c.

“Render services” shall mean owning, managing, operating, controlling, providing services to, being employed by, consulting for, or otherwise participating actively in, a business; provided, however, that ownership of less than 1% of a class of stock of a corporation, whether publicly traded or privately held, shall not be deemed “rendering services.”

a.

“Sell” and “sold” shall mean sell, lease, license, market, or otherwise provide or attempt to provide for compensation or advantage.

b.

“Customer” shall mean any person or entity that (1) has a contract or business relationship with Transport America, (2) was negotiating to contract or enter into a business relationship with Transport America as of the date of your termination, or (3) has, within the last year of your employment with Transport America, purchased or leased products or services from Transport America.

2.

Confidentiality Restrictions.  You agree at all times to use all reasonable means to keep Confidential Information secret and confidential. You shall not at any time use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary to determine compliance with your obligations under this addendum so long as such disclosure is not to a competitor of Transport America. You shall not at any time render services to any person or entity if providing such services would require or likely result in using or disclosing Confidential Information. You acknowledge that use or disclosure of any of Transport America’s confidential or proprietary information in violation of this addendum would have a materially detrimental effect upon Transport America, the monetary loss from which would be difficult, if not impossible, to measure. You agree that should you breach the confidentiality restrictions of this addendum, Transport America will be entitled to seek injunctive relief and specific enforcement of this addendum.

3.

Noncompetition. During such period of time, if any, that you receive severance payments pursuant to the Employment Letter (the “Restriction Period”), you shall not render services, directly or indirectly, for a competing business anywhere within the United States, whether as an officer, director, owner, partner, affiliate, employee, contractor, or otherwise.

4.

Nonsolicitation of Customers.  During the Restriction Period, you agree that you will not:

a.

solicit or sell, or attempt to solicit or sell, to any Transport America customer, services or products that compete with services or products provided by Transport America, or that were in the process of being developed by Transport America during your employment; or

Exhibit 10.10

b.

interfere in any way with, or induce any Transport America customer, supplier or other entity to terminate or alter its business relationship with Transport America.

5.

Nonsolicitation of Employees or Others. During the Restriction Period, you agree that you will not solicit or accept—directly or indirectly, as an individual or through any other person or entity—any active employee of Transport America or retained consultant under contract with Transport America for employment or any other arrangement for compensation to perform services for any other person, regardless of the nature of their business, or induce such persons to terminate or alter their relationship with Transport America.

Sincerely,

Michael J. Paxton

President and Chief Executive Officer

Agreed: __________________________

__________________________

Richard Lane

Date:______________________